As filed with the Securities and Exchange Commission on December 29, 2020

Registration No. 333-228968

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Forest Investments, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	94-3219054 (I.R.S. Employer Identification Number)

800 South Street, Suite 230
Waltham, MA 02453
(617) 375-3006
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Peter A. Reed
Chief Executive Officer
Forest Investments, Inc.
800 South Street, Suite 230
Waltham, MA 02453
(617) 375-3006
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-228968) filed by Forest Investments, Inc., a Delaware corporation (previously named Great Elm Capital Group, Inc. (the “Registrant”)) with the Securities and Exchange Commission (the “Commission”) on December 21, 2018, as amended by Amendment No. 1 to Form S-3, filed with the Commission on February 12, 2019 (the “Registration Statement”) is being filed to deregister all securities of the Registrant that were registered for issuance on the Registration Statement and remain unsold under such Registration Statement.

On December 29, 2020, the Registrant implemented a holding company reorganization (the “Holding Company Reorganization”) pursuant to the Agreement and Plan of Merger, dated as of December 21, 2020, among the Registrant, Great Elm Group, Inc., a Delaware corporation (“Holdings”) and Forest Merger Sub, Inc., a Delaware corporation (“Merger Sub”), which resulted in Holdings owning all of the outstanding capital stock of the Registrant. The Holding Company Reorganization was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation.

Pursuant to the Holding Company Reorganization, Merger Sub, a direct, wholly owned subsidiary of Holdings and an indirect, wholly owned subsidiary of the Registrant, merged with and into the Registrant, with the Registrant surviving as a direct, wholly owned subsidiary of Holdings. Each share of each class of stock of the Registrant issued and outstanding immediately prior to the Holding Company Reorganization automatically converted into an equivalent corresponding share of Holdings stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of the Registrant’s stock being converted. Accordingly, upon consummation of the Holding Company Reorganization, the Registrant’s current stockholders became stockholders of Holdings.

As a result of the Holding Company Reorganization, the Registrant became a wholly owned subsidiary of Holdings, and the Registrant terminated all offers and sales of its securities registered for issuance on the Registration Statement that remain unsold under the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to deregister all such securities of the Registrant registered under the Registration Statement that remain unsold as of the effective time of the Holding Company Reorganization.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, State of Massachusetts, on December 29, 2020.

Forest Investments, Inc.

By:	/s/ Peter A. Reed
	Name:	Peter A. Reed
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated:

Signature	Title

/s/ Peter A. Reed	Chief Executive Officer and Director
Peter A. Reed	(Principal Executive Officer)

/s/ Brent J. Pearson	Chief Financial Officer and Chief Accounting Officer
Brent J. Pearson	(Principal Financial and Accounting Officer)

/s/ Matthew A. Drapkin	Director
Matthew A. Drapkin

/s/ Thomas S. Harbin III	Director
Thomas S. Harbin III

/s/ James H. Hugar	Director
James H. Hugar

/s/ James P. Parmelee	Director
James P. Parmelee

/s/ Jason W. Reese	Director
Jason W. Reese

/s/ Eric J. Scheyer	Director
Eric J. Scheyer

/s/ Jeffrey S. Serota	Director
Jeffrey S. Serota